Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HCA HEALTHCARE, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation does hereby certify as follows and adopts the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation:

1.	The name of the corporation is HCA Healthcare, Inc. (the “Corporation”).

2.	The text of the amendment adopted is:

(a) The second and third sentences of Article VI, Section 6 of the Corporation’s Amended and Restated Certificate of Incorporation are hereby deleted in their entirety and replaced with the following sentences:

“The Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the total number of directors then in office. Any amendment, alteration, change, addition or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of a majority of the outstanding shares of the Corporation, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.”

(b) Article XI of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read, in its entirety, as follows:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or otherwise, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, or to amend or repeal any provision of this Amended and Restated Certificate of Incorporation.”

3.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4.	This Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. Eastern Time on May 1, 2019.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name on April 30, 2019.

HCA HEALTHCARE, INC.

By:	/s/ John M. Franck II
Name:	John M. Franck II